Exhibit 5

{Nortek letterhead]

KEVIN W. DONNELLY
VICE PRESIDENT, GENERAL COUNSEL and SECRETARY

e-mail address: donnelly@nortek-inc.com

                                   May 5, 2000

Board of Directors
NORTEK, INC.
50 Kennedy Plaza
Providence, RI 02903

Ladies and Gentlemen:

      This opinion is rendered to you in connection with the proposed issue by Nortek, Inc. (the "Company") of up to 570,000 shares in the aggregate (the "Shares"), of which,
(1) 530,000 may be shares of its Common Stock, $1.00 par value ("Common Stock"), or shares of its Special Common Stock, $1.00 par value ("Special Common Stock") issuable under the Company's 2000 Equity and Cash Incentive Plan (the "Incentive Plan") and (2) 40,000 may be shares of its Common Stock issuable under the Company's 2000 Stock Option Plan for Directors (the "Directors Plan," and together with the Incentive Plan, the "Plans") covered by the Registration Statement referred to below. This opinion is also rendered in connection with such Preference Stock Purchase Rights as may be issued in connection with the Common Stock (and Common Stock issuable upon conversion of Special Common Stock) pursuant to the provisions of the Second Amended and Restated Rights Agreement dated as of April 1, 1996 (the "Rights Agreement"), between the Company and State Street Bank and Trust Company, as Rights Agent (the "Rights"), covered by the Registration Statement referred to below. The Shares are to be issued in accordance with the terms of stock options and other awards granted pursuant to the Plans.

      I am Vice President and General Counsel of the Company and am familiar with the proceedings taken from time to time in connection with issuances of the Company's capital stock, and the adoption of the Plans. I have examined such certificates, records, documents and papers and I have deemed necessary for the purposes of this opinion, including a copy of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission contemporaneously herewith.

     Based upon the foregoing, I am of the opinion that when duly executed certificates representing the Shares have been issued against receipt of the agreed consideration therefor in accordance with the terms of the stock options and other awards granted pursuant to the terms of the Plans, the Shares will have been validly issued and will be fully paid and nonassessable. I am further of the opinion that any Rights issuable in accordance with the terms of the Rights Agreement will be validly issued with no additional consideration required to be paid therefor under the terms of the Rights Agreement.

      I hereby consent to the Company's filing of this opinion as an exhibit to the above-mentioned Registration
Statement and amendments thereto.

               Very truly yours,


               /s/ Kevin W. Donnelly